PETROTEQ ANNOUNCES WILLINGNESS TO ASSIST VISTON

Sherman Oaks, California - February 25, 2022 - Petroteq Energy Inc. ("Petroteq" or the "Company") (TSXV:PQE; OTC:PQEFF; FSE:PQCF), an oil company focused on the development and implementation of its proprietary oil-extraction and remediation technologies, acknowledges having seen the press release issued by Viston United Swiss AG ("Viston") on February 24, 2022 in connection with the tender offer (the "Offer") by 869889 Ontario Inc. (the "Offeror"), an indirect wholly-owned subsidiary of Viston, to purchase all of the issued and outstanding Common Shares of Petroteq, and confirms that it in fact is willing to assist Viston with its CFIUS filings.  Petroteq also acknowledges receipt of a copy of the Offeror's Second Notice of Extension, whereby the Offer has been extended and now remains open for acceptance until 5:00 p.m. (Toronto time) on April 14, 2022, unless the Offer is further extended, accelerated or withdrawn by the Offeror in accordance with its terms

For More Information and How to Tender Shares to the Offer

Shareholders who hold Common Shares through a broker or intermediary should promptly contact them directly and provide their instructions to tender to the Offer, including any U.S. dollar currency election. Registered shareholders that hold Common Shares in their own name need to complete a Letter of Transmittal and send, along with share certificates or DRS statements to the Depositary at the address listed on the Letter of Transmittal.

For assistance or to ask any questions, Shareholders should visit www.petroteqoffer.com or contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

About Petroteq Energy Inc.

Petroteq is a clean technology company focused on the development, implementation and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment. Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation.

For more information, visit www.Petroteq.energy.

Additional Information

In connection with the Offer, Petroteq has filed with Canadian securities regulators a Directors' Circular dated November 6, 2021 (the "Directors' Circular") and a Supplement to the Director's Circular dated December 29, 2021 (the "Supplement").  Petroteq has also filed with the United States Securities and Exchange Commission (the "SEC") the Board's Solicitation/ Recommendation Statement on Schedule 14D-9 dated November 6, 2021 (the "Schedule 14D-9") which includes the Directors' Circular as an exhibit, and an amendment to the Schedule 14D-9 dated January 4, 2022 (the "Schedule 14D-9/A") which includes the Supplement as an exhibit. Any additional amendments to the Schedule 14D-9 filed by Petroteq that is required to be mailed to shareholders, will be mailed to shareholders of Petroteq. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH CANADIAN SECURITIES REGULATORS OR THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Supplement, the Directors' Circular, the Schedule 14D-9/A, the Schedule 14D-9, and any amendments or supplements thereto, and other documents filed by Petroteq with Canadian securities regulators and the SEC related to the Offer, for no charge: on SEDAR under Petroteq's profile at www.sedar.com; on EDGAR at www.sec.gov; or www.petroteq.com. Any questions and requests for assistance may be directed to Petroteq's Information Agent, Shorecrest Group Ltd. (North American Toll Free Phone: 1-888-637-5789; e-mail: contact@shorecrestgroup.com; outside North America, banks and brokers call collect: 647-931-7454).

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CONTACT INFORMATION

Petroteq Energy Inc.

Vladimir Podlipsky

Interim Chief Executive Officer

Tel: (800) 979-1897